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                     May 20, 2021

       Pamela Beall
       Director, Executive Vice President and Chief Financial Officer
       MPLX LP
       200 E. Hardin Street
       Findlay, OH 45840-3229

                                                        Re: MPLX LP
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-35714

       Dear Ms. Beall :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation